EX-99.77Q1 OTHR EXHB

ITEM 77Q(e) - COPIES OF ANY NEW OR AMENDED REGISTRANT INVESTMENT ADVISORY AND/OR SUB-ADVISORY CONTRACTS

Fusion Global Long/Short Fund

Effective July 31, 2009, Trust for Professional Managers, on behalf of the Fusion Global Long/Short Fund, entered into an Investment Advisory Agreement with American Independence Financial Services, LLC.  The Investment Advisory Agreement was previously filed with Registrant's Post-Effective Amendment No. 152 to its registration statement on Form N-1A, filed on September 8, 2009, and is incorporated by reference.

PMC Core Fixed Income Fund

Effective May 4, 2009, Envestnet Asset Management, Inc. entered into a Sub-Advisory Agreement with Neuberger Berman Fixed Income LLC.  The Sub-Advisory Agreement was previously filed with Registrant's Post-Effective Amendment No. 137 to its registration statement on Form N-1A, filed on May 14, 2009, and is incorporated by reference.